Council Bluffs, Iowa ----- August 8, 2018 Southwest Iowa Renewable Energy, LLC (“SIRE” or the "Company") announced its unaudited financial results for the three and nine months ended June 30, 2018.

Results for the Third Quarter of Fiscal 2018 (Amounts in $ and 000's, except Book Value per Unit)

		Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Nine Months Ended June 30, 2018	Nine Months Ended June 30, 2017
•	Revenues	53,611	54,052	157,708	162,190
	Net Income (Loss)	(3,245)	1,929	(2,899)	9,626
	Gross Profit (Loss)	(1,171)	3,300	1,893	13,972
	Modified EBITDA	242	5,243	6,390	18,848

	Balance at June 30, 2018	Balance at September 30, 2017
Total Debt	26,521	19,766
Book Value (Members' Equity)	102,429	111,991
Book Value per basic unit	7,686	8,403

SIRE reported net loss of $(2.9) million or $(217.53) basic unit for the nine months ended June 30, 2018, compared to $9.6 million net income or $722.29 per basic unit for the nine months ended June 30, 2017. SIRE reported net loss of $(3.2) million, or $(243.49) per unit for the three months ended June 30, 2018, compared to net income of $1.9, or $144.74 per basic unit, for the three months ended June 30, 2017.

SIRE revenue from operations was $157.7 million for the nine months ended June 30, 2018, compared to $162.2 million for the nine months ended June 30, 2017. SIRE revenue from operations was $53.6 million for the three months ended March 31, 2018, compared to $54.1 million for the three months ended March 31, 2017.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, and unrealized hedging gains and losses was $6.4 million for the nine months ended June 30, 2018, compared to $18.8 million for the nine months ended June 30, 2017.The Modified EBITDA was $0.2 million for the three months ended June 30, 2018, compared to $5.2 million for the three months ended June 30, 2017.

The Company's debt increased $6.8 million at June 30, 2018 compared to September 30, 2017, as our continued paydown of term debt was offset by short term borrowing requirements of $11.7 million.

SIRE's book value was lower at June 30, 2018 by $9.6 million compared to September 30, 2017, due primarily to the $6.7 million paid in member distributions in January 2018.

SIRE had $1.2 million in cash and cash equivalents and $20.2 million available under revolving loan agreements, for total cash and available borrowings of $21.4 million at June 30, 2018. The cash flow provided by operating activities was $4.4 million compared to $11.7 million for the nine months ended June 30, 2018 and 2017, respectively.

Brian Cahill, SIRE's President and CEO stated, “So far during Fiscal 2018, we have seen very tight margins, continuing the trends of the previous quarters. Corn prices have increased per bushel as compared to Fiscal 2017, and the cost has increased over 13% in 2018 to date. However, ethanol prices in the U.S. have been trending upwards over the past months, but still remain below last year's levels. We also underwent a more extended and extensive shutdown period this year, combining capital projects with enhancements to allow better and more consistent throughput in our operations. This resulted in more down time and higher expenses than in previous shutdowns. Demand for ethanol has been strong with the lower prices, both in the U.S. and abroad, as our shipments are up 4% compared to the first nine months of Fiscal 2017. The industry has continued to adjust and we expect margins to remain positive but are becoming more dependent on continued good export demand. Our distiller grains have also seen increased demand and price improvements in Fiscal 2018 as compared to 2017, and a shift to a heavier weighting for wet distiller grains. We also experienced price improvement for distilled grains during the last quarter."
During the third quarter of Fiscal 2018, SIRE produced 29.9 gallons of ethanol, compared to 30.0 gallons during the third quarter of Fiscal 2017. For the first nine months of Fiscal 2018, SIRE produced 93.5 million gallons of ethanol, compared to 90.9 million gallons in the first nine months of Fiscal 2017. Cahill commented - "We continue to evaluate and implement new production technology. We will continue to focus on running the plant efficiently, increasing our ethanol yield, with a balance of optimizing the yield and profit."

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon per year ethanol plant. SIRE began producing ethanol in February, 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).  Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.  In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Financial Results

SOUTHWEST IOWA RENEWABLE ENERGY, LLC Summary Statements of Operations Unaudited (Dollars in thousands, except per unit data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2018	2017	2018	2017
Revenues	$53,611	$54,052	$157,708	$162,190
Cost of Goods Sold	54,782	50,752	155,815	148,218
Gross Profit (Loss)	(1,171)	3,300	1,893	13,972

General and administrative expenses	1,809	1,070	4,243	3,663
Interest and other (income) expense, net	265	301	549	683
Net Income (Loss)	$(3,245)	$1,929	$(2,899)	$9,626

Weighted Average Units Outstanding, Basic	13,327	13,327	13,327	13,327
Weighted Average Units Outstanding, Diluted	13,327	14,384	13,327	14,423
Net Income (Loss) per unit, Basic	$(243.49)	$144.74	$(217.53)	$722.29
Net Income (Loss) per unit, Diluted	$(243.49)	$134.11	$(217.53)	$667.41

Modified EBITDA

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company’s financial performance and to internally manage its business. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

Modified EBITDA, which is defined as earnings before interest, income taxes, depreciation, amortization, unrealized hedging gains and losses, and other significant noncash expenses was $6.4 million for the nine months ended June 30, 2018, compared to the $18.8 million for the nine months ended June 30, 2017 and $0.2 million for the three months ended June 30, 2018, compared to $5.2 million for the three months ended June 30, 2017. The following sets forth the reconciliation of Net Income to Modified EBITDA for the periods indicated:

	For the three months ended		For the nine months ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
	Unaudited	Unaudited	Unaudited	Unaudited
	in 000's	in 000's	in 000"s	in 000's

Net Income (Loss)	$(3,245)	$1,929	$(2,899)	$9,626
Interest expense, net	299	291	771	862
Depreciation	2,535	3,015	8,753	9,020
EBITDA	(411)	5,235	6,625	19,508

Unrealized Hedging (Gain)	653	8	(235)	(660)

Modified EBITDA	$242	$5,243	$6,390	$18,848

Statistical Information

	Three Months Ended June 30, 2018		Three Months Ended June 30, 2017
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Denatured and Undenatured Ethanol	$42,124	78.6%	$44,260	81.9%
Distiller's Grains	$9,017	16.8%	$6,972	12.9%
Corn Oil	$2,109	3.9%	$2,597	4.8%
Other	$361	0.7%	$223	0.4%

	Nine Months Ended June 30, 2018		Nine Months Ended June 30, 2017
	Amounts in 000's	% of Revenues	Amounts in 000's	% of Revenues
Product Revenue Information
Denatured and Undenatured Ethanol	$124,863	79.2%	$130,789	80.6%
Distiller's Grains	$25,130	15.9%	$23,371	14.4%
Corn Oil	$6,822	4.3%	$7,309	4.5%
Other	$893	0.6%	$721	0.5%

Summary Balance Sheets
(Dollars in thousands)

	June 30, 2018	September 30, 2017
	(unaudited)
ASSETS
Current Assets
Cash & cash equivalents	$1,207	$1,487
Accounts receivable	14,584	13,295
Inventory	13,547	13,214
Other current assets	902	464
Total current assets	30,240	28,460
Net property, plant and equipment	113,729	118,226
Other assets	2,102	2,143
Total Assets	$146,071	$148,829

LIABILITIES AND MEMBERS' EQUITY
Current Liabilities
Accounts payable, derivative financial instruments and accrued expenses	11,569	11,574
Current maturities of notes payable	6,554	6,538
Total current liabilities	18,123	18,112
Total long term liabilities	25,519	18,726
Total members' equity	102,429	111,991
Total Liabilities and Members' Equity	146,071	148,829

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392